Exhibit 99.1
PlanetOut Inc Raises $26.2 Million in Private Placement Financing
     SAN FRANCISCO — July 2, 2007 — PlanetOut Inc (Nasdaq: LGBT) announced today that it has entered into a purchase agreement in connection with a private placement of common stock to a group of new and existing accredited and institutional investors that includes Special Situations Funds, Cascade Investment, L.L.C., SF Capital Partners, PAR Investment Partners LP and Allen & Company LLC. Pursuant to the terms of the purchase agreement and subject to customary closing conditions, the transaction is expected to close on or about July 6, 2007 with PlanetOut receiving an aggregate of approximately $26.2 million in gross proceeds from the sale of approximately 22.8 million shares of its common stock. Allen & Company LLC acted as the placement agent for the transaction.
     The shares of PlanetOut common stock issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. PlanetOut has agreed to file within 30 days after the closing one or more registration statements covering the resale of the common stock. This press release shall not constitute an offer to sell or the solicitation of an offer to buy PlanetOut common stock.
Forward Looking Statements
     This press release contains “forward-looking” statements regarding PlanetOut Inc, including statements with respect to the anticipated closing of the private placement. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “will,” “expected,” “intends” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause PlanetOut’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the satisfaction of the conditions to the closing of the private placement, as well as other risks detailed from time to time in PlanetOut’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. PlanetOut does not undertake any obligation to update forward-looking statements. You are encouraged to read PlanetOut’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Contact:
Kevin Nyland
PlanetOut Inc
415-834-6389
kevin.nyland@planetoutinc.com